Exhibit 6.5

COMMERCIAL PROMISSORY NOTE

This COMMERCIAL PROMISSORY NOTE (“Promissory Note”) is entered into as of December 8, 2021 (“Disbursement Date”), and FOR VALUE RECEIVED, the undersigned, Landa App 2 LLC -3192 Lake Monroe Road Douglasville GA LLC,a Delaware limited liability company, having an address of 6 West 18th Street, 12th Floor, New York, NY 10011 (together with such party’s or parties’ successors and assigns, “Maker”), jointly and severally (if more than one) promises to pay to the order of LendingOne, LLC, a Delaware Limited Liability Company, at its principal place of business at 901 Yamato Road, Suite 150, Boca Raton, FL 33431 (together with such party’s or parties’ successors and assigns, “Lender”), or at such other place as the holder hereof may designate, the principal sum of ONE HUNDRED TWENTY-TWO THOUSAND FIVE HUNDRED DOLLARS ($122,500.00), with interest on the unpaid principal balance, as hereinafter provided, together with all taxes assessed upon this Note and together with any costs, expenses, and reasonable attorney’s fees actually incurred in the collection of this Note or in protecting, maintaining, or enforcing its security interest or any mortgage, deed of trust or other instrument securing this Note or upon any litigation or controversy affecting this Note or the security given therefor, including, without limitation, proceedings under the United States Bankruptcy Code.

1. Defined Terms.

“Event of Default” and other capitalized terms used but not defined in this Note shall have the meanings given to such terms in the Security Instrument. In addition to the defined terms found elsewhere in this Note, as used in this Note, the following definitions shall apply:

1.1. Business Day. Any day other than a Saturday, a Sunday or any other day on which Lender or the national banking associations are not open for business.

1.2. Default Rate. An annual interest rate equal to TWENTY-FOUR PERCENT (24.00%).However, at no time shall the Default Rate exceed the Maximum Interest Rate.

1.3. First Payment Due Date. February 1, 2022.

1.4. Indebtedness. The principal of, interest on, or any other amounts due at any time under, this Note, the Security Instrument or any other Loan Document, including prepayment premiums, late charges, default interest, and advances to protect the security of the Security Instrument as set forth in the Security Instrument or any other Loan Document or as permitted by law.

1.5. Interest Rate. From the Disbursement Date to and excluding the Maturity Date, the Interest Rate shall be fixed at FOUR AND 80/100 PERCENT (4.80%) per annum.

1.6. Lender. The holder(s) from time to time of this Note.

1.7. Loan. The loan evidenced by this Note.

1.8. Maturity Date. The earlier of (i) January 1, 2027, and (ii) the date on which the unpaid principal balance of this Note becomes due and payable by acceleration or otherwise pursuant to the Loan Documents or the exercise by Lender of any right or remedy under any Loan Document.

1.9. Maximum Interest Rate. The rate of interest that results in the maximum amount of interest allowed by applicable law.

1.10. Payment Due Date. The First Payment Due Date and any subsequent date on which a monthly installment of interest is due and payable pursuant to Section 3.

1.11. Prepayment Premium End Date. July 1, 2026.

1.12. Prepayment Premium Period. The period during which, if a Prepayment (defined below) occurs, a prepayment premium will be payable by Maker to Lender. The Prepayment Premium Period is the period from the Disbursement Date to and excluding the earlier of (i) the Prepayment Premium End Date, or (ii) the date on which Lender notifies Maker of Lender’s election to reduce the Maturity Date to the Revised Maturity Date following the occurrence of an Early Monetary EOD pursuant to Section 1.8.

1.13. Property. That certain piece or parcel of real property commonly known as 3192 Lake Monroe Road, Douglasville, GA 30135 , and as more specifically described on the Schedule A of the Security Instrument.

1.14. Security Instrument. That certain Commercial Deed to Secure Debt, Security Agreement and Fixture Filing effective dated as of the date of this Note, executed by Maker to or for the benefit of Lender and securing this Note and encumbering the Property.

2. Address for Payment. All payments due under this Note shall be payable at LendingOne, LLC, 901 Yamato Road, Suite 150, Boca Raton, FL 33431, Attn: Loan Servicing, or such other place as may be designated by written notice to Maker from or on behalf of Lender.

3. Payments.

3.1. Interest shall accrue on the outstanding principal balance of this Note at the Interest Rate, subject to the provisions of Section 8.

3.2. Interest under this Note shall be computed, payable and allocated on the basis of a 30-day month and a 360-day calendar year. A balloon payment will be due upon full repayment of this Note if this Note is not repaid until the Maturity Date.

3.3. Interest for the period beginning on the Disbursement Date and ending on and including the last day of such calendar month shall be payable by Maker on or before the Disbursement Date. The Payment Due Date for the first monthly installment payment under Section 3.4 of interest will be the First Payment Due Date set forth in Section 1. Except as provided in this Section 3.3 and in Section 10, accrued interest will be payable in arrears.

3.4. Beginning on the First Payment Due Date, and continuing until and including the monthly installment due on the Maturity Date, accrued interest only shall be payable by Maker in consecutive monthly installments due and payable on the first day of each calendar month. The amount of the initial monthly installment of interest only payable pursuant to this Section 3.4 shall be FOUR HUNDRED AND NINETY DOLLARS ($490.00).

3.5. All remaining Indebtedness, including all principal and interest, shall be due and payable by Maker on the Maturity Date. All payments under this Note shall be made in immediately available U.S. funds. Any regularly scheduled monthly installment of interest only that is received by Lender before the date it is due shall be deemed to have been received on the due date solely for the purpose of calculating interest due. Any accrued interest remaining past due for thirty (30) days or more, at Lender’s discretion, may be added to and become part of the unpaid principal balance of this Note and any reference to “accrued interest” shall refer to accrued interest that has not become part of the unpaid principal balance. Any amount added to principal pursuant to the Loan Documents shall bear interest at the applicable rate or rates specified in this Note and shall be payable with such interest upon demand by Lender and absent such demand, as provided in this Note for the payment of interest only.

Notice of NSF Fee: In the event any check given by Maker to Lender as a payment on this Note is dishonored, or in the event there are insufficient funds in Maker’s designated account to cover any preauthorized monthly debit from Maker’s checking account, then, without limiting any other charges or remedies, Maker shall pay to Lender a processing fee of $25.00 (but not more than the maximum amount allowed by law) for each such event.

3.6. Lender shall provide Maker with notice of the amount of each monthly installment due under this Note. However, if Lender has not provided Maker with prior notice of the monthly payment due on any Payment Due Date, then Maker shall pay on that Payment Due Date an amount equal to the monthly installment payment for which Maker last received notice. If Lender at any time determines that Maker has paid one or more monthly installments in an incorrect amount because of the operation of the preceding sentence, or because Lender has miscalculated the amount of any monthly installment, then Lender shall give notice to Maker of such determination. If such determination discloses that Maker has paid less than the full amount due for the period for which the determination was made, Maker, within thirty (30) calendar days after receipt of the notice from Lender, shall pay to Lender the full amount of the deficiency. If such determination discloses that Maker has paid more than the full amount due for the period for which the determination was made, then the amount of the overpayment shall be credited to the next installment(s) of interest only, due under this Note (or, if an Event of Default has occurred and is continuing, such overpayment shall be credited against any amount owing by Maker to Lender).

3.7. In accordance with Section 14, interest charged under this Note cannot exceed the Maximum Interest Rate.

4. Application of Payments. If at any time Lender receives, from Maker or otherwise, any amount applicable to the Indebtedness that is less than all amounts due and payable at such time, Lender may apply the amount received to amounts then due and payable in any manner and in any order determined by Lender, in Lender’s discretion. Maker agrees that neither Lender’s acceptance of a payment from Maker in an amount that is less than all amounts then due and payable nor Lender’s application of such payment shall constitute or be deemed to constitute either a waiver of the unpaid amounts or an accord and satisfaction.

5. Security. The Indebtedness is secured by, among other things, the Security Instrument and reference is made to the Security Instrument for other rights of Lender as to collateral for the Indebtedness.

6. Acceleration. If an Event of Default has occurred and is continuing, the entire unpaid principal balance, any accrued interest, the prepayment premium payable under Section 10 and all other amounts payable under this Note and any other Loan Document, shall at once become due and payable, at the option of Lender, without any prior notice to Maker (except if notice is required by applicable law, then after such notice). Lender may exercise this option to accelerate regardless of any prior forbearance. For purposes of exercising such option, Lender shall calculate the prepayment premium as if prepayment occurred on the date of acceleration.

7. Late Charge.

7.1. If any installment of interest only or other amount payable under this Note, the Security Instrument or any other Loan Document is not received in full by Lender within five (5) days after the installment or other amount is due (unless applicable law requires a longer period of time before a late charge may be imposed, in which event such longer period shall be substituted), Maker shall pay to Lender, immediately and without demand by Lender, a late charge equal to ten percent (10%) of such installment or other amount due (unless applicable law requires a lesser amount be charged, in which event such lesser amount shall be substituted).

7.2. Maker acknowledges that its failure to make timely payments will cause Lender to incur additional expenses in servicing and processing the Loan and that it is extremely difficult and impractical to determine those additional expenses. Maker agrees that the late charge payable pursuant to this Section 7 represents a fair and reasonable estimate, taking into account all circumstances existing on the date of this Note, of the additional expenses Lender will incur by reason of such late payment. The late charge is payable in addition to, and not in lieu of, any interest payable at the Default Rate pursuant to Section 8.

8. Default Rate.

8.1. So long as (i) any monthly installment under this Note remains past due for thirty (30) days or more or (ii) any other Event of Default has occurred and is continuing, then notwithstanding anything in Section 3 to the contrary, interest under this Note shall accrue on the unpaid principal balance from the Payment Due Date of the first such unpaid monthly installment or the occurrence of such other Event of Default, as applicable, at the Default Rate.

8.2. From and after the Maturity Date, the unpaid principal balance and all accrued interest shall continue to bear interest at the Default Rate until and including the date on which the entire principal balance is paid in full. Interest shall also accrue at the Default Rate on any judgment obtained by Lender against Maker under this Note.

8.3. Maker acknowledges that (i) its failure to make timely payments will cause Lender to incur additional expenses in servicing and processing the Loan, (ii) during the time that any monthly installment under this Note is delinquent for thirty (30) days or more, Lender will incur additional costs and expenses arising from its loss of the use of the money due and from the adverse impact on Lender’s ability to meet its other obligations and to take advantage of other investment opportunities; and (iii) it is extremely difficult and impractical to determine those additional costs and expenses. Maker also acknowledges that, during the time that any monthly installment under this Note is delinquent for thirty (30) days or more or any other Event of Default has occurred and is continuing, Lender’s risk of nonpayment of this Note will be materially increased and Lender is entitled to be compensated for such increased risk. Maker agrees that the increase in the rate of interest payable under this Note to the Default Rate represents a fair and reasonable estimate, taking into account all circumstances existing on the date of this Note, of the additional costs and expenses Lender will incur by reason of Maker’s delinquent payment and the additional compensation Lender is entitled to receive for the increased risks of nonpayment associated with a delinquent loan. During any period that the Default Rate is in effect, the additional interest accruing over and above the rate provided for in Section 1 shall be immediately due and payable in addition to the regularly scheduled interest only payments.

9. Limited Recourse Personal Liability. Each Guarantor (as defined in the Limited Guaranty of Recourse Obligations) shall have only limited recourse and/or personal liability pursuant to such Guaranty, pursuant to that Limited Guaranty of Recourse Obligations, dated [ ], 2021, by and between the Guarantor and the Lender.

10. Voluntary and Involuntary Prepayments.

10.1. Any receipt by Lender of principal due under this Note prior to the Maturity Date due to sale, refinance or curtailment, other than principal required to be paid in monthly installments pursuant to Section 3 or principal repaid due to application of casualty or condemnation proceeds pursuant to Section 10.6, constitutes a prepayment of principal under this Note. Without limiting the foregoing, any application by Lender, prior to the Maturity Date, of any proceeds of collateral or other security to the repayment of any portion of the unpaid principal balance of this Note constitutes a prepayment under this Note. Such prepayments of all or a portion of the unpaid principal balance of this Note at any time prior to Maturity date shall hereinafter be referred to as a “Prepayment.”

10.2. Maker may voluntarily make a Prepayment on a Payment Due Date so long as Maker designates the date for such Prepayment in a notice from Maker to Lender given at least thirty (30) days prior to the date of such Prepayment. If a Payment Due Date (as defined in Section 1) falls on a day that is not a Business Day, then with respect to payments made under this Section 10 only, the term “Payment Due Date” shall mean the Business Day immediately preceding the scheduled Payment Due Date.

10.3. Notwithstanding Section 10.2, Maker may voluntarily make a Prepayment on a Business Day other than a Payment Due Date if Maker provides Lender with the notice set forth in Section 10.2 and meets the other requirements set forth in this Section 10.3. Maker acknowledges that Lender has agreed that Maker may make a Prepayment on a Business Day other than a Payment Due Date only because Lender shall deem any Prepayment received by Lender on any day other than a Payment Due Date to have been received on the Payment Due Date immediately following such Prepayment and Maker shall be responsible for all interest that would have been due if the Prepayment had actually been made on the Payment Due Date immediately following such Prepayment.

10.4. Upon delivery of a Prepayment, a prepayment premium calculated pursuant to Section 10.5, based on the amount being prepaid, shall be due and payable to Lender upon demand. In order to voluntarily make a Prepayment, Maker must also pay to Lender, together with the amount of principal being prepaid, (i) all accrued and unpaid interest due under this Note, plus (ii) all other sums due to Lender at the time of such Prepayment, plus (iii) any prepayment premium calculated pursuant to Section 10.5, to the extent such prepayment premium does not exceed the Maximum Interest Rate.

10.5. Except as provided in Section 10.6, a prepayment premium shall be due and payable by Maker in connection with any Prepayment made under this Note during the Prepayment Premium Period. The prepayment premium shall be calculated as follows:

10.5.1 Five percent (5.00%) of the amount of the Prepayment if the Prepayment occurs prior to and excluding January 1, 2023;

10.5.2 Four percent (4.00%) of the amount of principal being prepaid if the Prepayment occurs on or after January 1, 2023 and prior to and excluding January 1, 2024;

10.5.3 Three percent (3.00%) of the amount of principal being prepaid if the Prepayment occurs on or after January 1, 2024 and prior to and excluding January 1, 2025;

10.5.4 Two percent (2.00%) of the amount of principal being prepaid if the Prepayment occurs on or after January 1, 2025 and prior to and excluding January 1, 2026; and

10.5.5 One percent (1.00%) of the amount of principal being prepaid if the Prepayment occurs on or after January 1, 2026 and prior to and excluding the Prepayment Premium End Date.

10.6. Notwithstanding any other provision of this Section 10, no prepayment premium shall be payable (i) on any Prepayment made after the expiration of the Prepayment Premium Period, (ii) on any Prepayment occurring as a result of the application of any insurance proceeds or condemnation award under the Security Instrument or (iii) if prohibited by applicable laws and regulations.

10.7. Unless Lender agrees otherwise in writing, a permitted or required Prepayment of less than the unpaid principal balance of this Note shall not extend or postpone the due date of any subsequent monthly installments or change the amount of such installments.

10.8. Maker recognizes that any Prepayment, whether voluntary or involuntary or resulting from an Event of Default by Maker, will result in Lender incurring loss, including reinvestment loss, additional expense and frustration or impairment of Lender’s ability to meet its commitments to third parties. Maker agrees to pay to Lender upon demand damages for the detriment caused by any Prepayment, and agrees that it is extremely difficult and impractical to ascertain the extent of such damages. Maker therefore acknowledges and agrees that the formula for calculating prepayment premiums set forth in this Note represents a reasonable estimate of the damages Lender will incur because of a Prepayment. Maker further acknowledges that any prepayment premium provisions of this Note are a material part of the consideration for the Loan, and that the terms of this Note are in other respects more favorable to Maker as a result of Maker’s voluntary agreement to the prepayment premium provisions.

11. Costs and Expenses. To the fullest extent allowed by applicable law, Maker shall pay: (a) all expenses and costs, including reasonable attorney’s fees and costs actually incurred by Lender or any Loan servicer as a result of any default under this Note or in connection with efforts to collect any amount due under this Note, or to enforce the provisions of any of the other Loan Documents (whether or not any lawsuit or other proceeding is instituted), including those incurred in post-judgment collection efforts and in any bankruptcy proceeding (including any action for relief from the automatic stay of any bankruptcy proceeding) or judicial or non-judicial foreclosure proceeding; and (b) all expenses and costs, including reasonable attorney’s fees and costs, incurred by Lender or any Loan servicer in connection with the servicing of the Loan, including without limitation responding to requests from Maker, and expenses and costs incurred in connection with potential defaults or other legal questions regarding the Loan.

12. Forbearance. Any forbearance by Lender in exercising any right or remedy under this Note, the Security Instrument, or any other Loan Document or otherwise afforded by applicable law, shall not be a waiver of or preclude the exercise of that or any other right or remedy. The acceptance by Lender of any payment after the due date of such payment, or in an amount which is less than the required payment, shall not be a waiver of Lender’s right to require prompt payment when due of all other payments or to exercise any right or remedy with respect to any failure to make prompt payment. Enforcement by Lender of any security for Maker’s obligations under this Note shall not constitute an election by Lender of remedies so as to preclude the exercise of any other right or remedy available to Lender.

13. Waivers. Maker and all endorsers and Guarantors of this Note and all other third party obligors waive presentment, demand, notice of dishonor, protest, notice of acceleration, notice of intent to demand or accelerate payment or maturity, presentment for payment, notice of nonpayment, grace, and diligence in collecting the Indebtedness.

14. Loan Charges. Neither this Note nor any of the other Loan Documents shall be construed to create a contract for the use, forbearance or detention of money requiring payment of interest at a rate greater than the Maximum Interest Rate. If any applicable law limiting the amount of interest or other charges permitted to be collected from Maker in connection with the Loan is interpreted so that any interest or other charge provided for in any Loan Document, whether considered separately or together with other charges provided for in any other Loan Document, violates that law, and Maker is entitled to the benefit of that law, that interest or charge is hereby reduced to the extent necessary to eliminate that violation. The amounts, if any, previously paid to Lender in excess of the permitted amounts shall be applied by Lender to reduce the unpaid principal balance of this Note. For the purpose of determining whether any applicable law limiting the amount of interest or other charges permitted to be collected from Maker has been violated, all Indebtedness that constitutes interest, as well as all other charges made in connection with the Indebtedness that constitute interest, shall be deemed to be allocated and spread ratably over the stated term of this Note. Unless otherwise required by applicable law, such allocation and spreading shall be effected in such a manner that the rate of interest so computed is uniform throughout the stated term of this Note.

15. Purpose of Indebtedness. Maker represents and warrants to Lender that the proceeds of this Note will be used solely for business, commercial investment, or similar purposes, and that no portion of it will be used for agricultural, personal, family, or household purposes.

16. Counting of Days. Except where otherwise specifically provided, any reference in this Note to a period of “days” means calendar days, not Business Days.

17. Governing Law. This Note shall be governed by, and construed in accordance with, the laws of Georgia, without reference to conflicts of laws principals thereof.

18. Construction. The captions and headings of the Sections of this Note are for convenience only and shall be disregarded in construing this Note. Any reference in this Note to an “Exhibit” or a “Section” shall, unless otherwise explicitly provided, be construed as referring, respectively, to an Exhibit attached to this Note or to a Section of this Note. All Exhibits attached to or referred to in this Note are incorporated by reference in this Note. Any reference in this Note to a statute or regulation shall be construed as referring to that statute or regulation as amended from time to time. Use of the singular in this Note includes the plural and use of the plural includes the singular. As used in this Note, the term “including” means “including, but not limited to” and the term “includes” means “includes without limitation.” The use of one gender includes the other gender, as the context may require. Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document in this Note shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth in this Note or any other Loan Document), and (b) any reference in this Note to any person or entity shall be construed to include such person’s or entity’s successors and assigns.

19. Notices; Written Modifications.

19.1. All notices, demands and other communications required or permitted to be given pursuant to this Note shall be given in accordance with the notice provisions set forth in the Security Instrument.

19.2. Any modification or amendment to this Note shall be ineffective unless in writing signed by the party sought to be charged with such modification or amendment and provided in accordance with the notice provisions set forth in the Security Instrument.

20. Consent to Jurisdiction and Venue. Maker agrees that any controversy arising under or in relation to this Note may be litigated in the jurisdiction of the state of the Governing Law. The state and federal courts and authorities with jurisdiction in the state of the Governing Law shall have non-exclusive jurisdiction over all controversies that shall arise under or in relation to this Note. Maker irrevocably consents to service, jurisdiction, and venue of such courts for any such litigation and waives any other venue or defense to venue to which it might be entitled by virtue of domicile, habitual residence, inconvenient forum or otherwise. However, nothing in this Note is intended to limit any right that Lender may have to bring any suit, action or proceeding relating to matters arising under this Note in any court of any other jurisdiction.

21. Counterparts. This Note may be executed in any number of counterparts each of which shall be deemed an original, but all such counterparts together shall constitute but one Note.

22. WAIVER OF TRIAL BY JURY. TO THE MAXIMUM EXTENT PERMITED AND ENFORCEABLE UNDER APPLICABLE LAW, MAKER AND LENDER BY ITS ACCEPTANCE HEREOF EACH (A) AGREES NOT TO ELECT A TRIAL BY JURY WITH RESPECT TO ANY ISSUE ARISING OUT OF THIS NOTE OR THE RELATIONSHIP BETWEEN THE PARTIES AS LENDER AND MAKER THAT IS TRIABLE OF RIGHT BY A JURY AND (B) WAIVES ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO SUCH ISSUE TO THE EXTENT THAT ANY SUCH RIGHT EXISTS NOW OR IN THE FUTURE. THIS WAIVER OF RIGHT TO TRIAL BY JURY IS SEPARATELY GIVEN BY EACH PARTY, KNOWINGLY AND VOLUNTARILY WITH THE BENEFIT OF COMPETENT LEGAL COUNSEL.

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(Signature Page Follows)

IN WITNESS WHEREOF, this Promissory Note has been duly executed by Maker as of the date first above written.

MAKER:

Landa App 2 LLC - 3192 Lake Monroe
Road Douglasville GA LLC,
a Delaware limited liability company

By:	/s/ James Felouzis	(seal)
Name:	James Felouzis
Title:	Authorized Signer

STATE OF          PA           )

COUNTY OF  Allegheny  )

On 12/08/2021, before me, the undersigned, personally appeared James Felouzis, personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he or she executed the same in his/her capacity as Authorized Signer of Landa App 2 LLC - 3192 Lake Monroe Road Douglasville GA LLC, a Delaware limited liability company, and that his/her signature on the instrument, the individual, or the person or entity on behalf of which the individual acted, executed the instrument.

(NOTARY SEAL)

Commonwealth of Pennsylvania - Notary Seal Emily J McClellan, Notary Public Allegheny County My commission expires January 25, 2025 Commission number 1383559

/s/ Emily J McClellan
Notary Public Signature
Printed Name:	Emily J McClellan